Exhibit 10.10

CONSENT AGREEMENT

THIS CONSENT AGREEMENT (this “Agreement”) is made as of September 2, 2022 (the “Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Lessor”) and FVP SERVICING, LLC, a Delaware limited liability company, as administrative agent for each of the Lenders (as defined in the Loan Agreement (defined below) (“Feenix”), and as acknowledged by ALTITUDE HOSPITALITY LLC, a Florida limited liability company (“Lessee”).

PRELIMINARY STATEMENT

A. Lessor is the owner of the real property more particularly described on Exhibit A attached hereto (collectively, the “Premises”). The Premises is leased by Lessor to Lessee pursuant to that certain Lease Agreement dated as of the Effective Date (as amended, the “Lease”). Lessor and Lessee are also parties to that certain Disbursement Agreement whereby Lessor has agreed to fund construction of improvements to the Premises subject to the terms and conditions contained therein (as amended, the “Disbursement Agreement”).

B. In connection with the Lease, Altitude International Holdings, Inc., a New York corporation (“Guarantor”) has provided a lease guaranty for the benefit of Lessor. Guarantor owns 100% of the membership interests in Lessee (“Ownership Interests”).

C. Feenix is providing financing to Lessee and Guarantor (the “Credit Facility”) evidenced by that certain Amended and Restated Loan Agreement of even date herewith (the “Loan Agreement”) and in connection therewith Guarantor is pledging its Ownership Interests to Feenix as collateral for the Credit Facility (the “Pledge”).

D. Feenix and Lessee desire to obtain Lessor’s consent in connection with Credit Facility and the Pledge.

E. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consent. Lessor hereby consents to the Pledge on the terms and conditions set forth in this Agreement. Feenix hereby acknowledges and agrees that Feenix shall have no security interest or any other interest or rights in Lessor’s fee interest in the Premises or the Personalty, and Feenix hereby waives and relinquishes any such interests and rights. Other than as set forth in this Agreement, Lessor’s consent to the Pledge shall not be construed to constitute consent to any future assignment or transfer of the Lease or any interest in Lessee or assignment of the Disbursement Agreement for which Lessor’s consent is required thereunder.

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2. Transfer of Ownership Interests. Without consent of Lessor, but upon at least five (5) days’ prior written notice to Lessor, Feenix (or a designee or nominee of Feenix which is an affiliate or subsidiary of Feenix (a “Feenix Party”)) may acquire the Ownership Interests in accordance with the terms of the Credit Facility. Any subsequent transfer of the Ownership Interests shall occur in accordance with the provisions of the Lease except that Feenix shall be permitted to cause the assignment of the Lease and the Disbursement Agreement to a Qualified Operator without the consent of Lessor. Notwithstanding the foregoing, or anything to the contrary in this Agreement or in the Lease, Feenix may transfer the Ownership Interests, directly or indirectly, or assign the Lease and the Disbursement Agreement, in each case, without Lessor’s consent to a Qualified Operator. A “Qualified Operator” shall mean a Person who: (x) for two (2) consecutive years immediately prior to the date of transfer and (y) on a proforma basis following the consummation of such transfer (all as reasonably determined by Lessor upon review of financial statements provided by the transferee prior to the proposed transfer and in a form reasonably satisfactory to Lessor), (A) has a CFCCR (defined below) of at least 1.75x (post Capital Replacement Reserve and management fees paid pursuant to the Management Agreement); and (B) generates EBITDA (defined below) of at least $3,500,000 (post Capital Replacement Reserve and management fees paid pursuant to the Management Agreement) (the “Qualified Operator Metrics”); provided, however, the proposed transferee may satisfy the foregoing conditions of a Qualified Operator by providing, or causing to be provided, a lease guaranty agreement, in form and substance consistent with the Guaranty, which guaranty shall be from an entity that when combined with the proposed transferee meets the requirements of the Qualified Operator Metrics. Feenix shall provide Lessor with at least twenty (20) days’ prior written notice of the proposed transfer, such notice must include financial information satisfying the Qualified Operator requirements set forth herein.

For purposes hereof:

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of Consolidated Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, income taxes, Operating Lease Expense and non-cash expenses minus Capital Replacement Reserve to (ii) the sum of Operating Lease Expense (excluding non-cash rent adjustments), scheduled principal payments of long term Debt, scheduled maturities of all Finance Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

“Consolidated Net Income” shall mean with respect to the period of determination, the net income or net loss of a Person. In determining the amount of Consolidated Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub item (v) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Finance Leases, (iv) indebtedness or obligations of a third party utilized to acquire or is secured by any equity in such Person or any assets owned by such Person, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

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“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

“Finance Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a finance lease on the balance sheet of such Person. The term “Finance Lease” shall not include any operating lease

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by a Person, under any operating leases during the period of determination, as determined in accordance with GAAP.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss) of such Person: (i) income taxes, (ii) interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (iii) all non-cash charges including depreciation and amortization, and (iv) Non-Recurring Items (defined below) and (v) minus Capital Replacement Reserve.

“Non-Recurring Items” shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the reasonable judgment of Lessor, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

Both the CFCCR and EBITDA calculations shall exclude EBITDA and rental income associated with ITA school/academy located on the Premises.

3. Notice of Default; Lease Termination.

(a) Lessor may not terminate the Lease or Disbursement Agreement as a result of any uncured default or breach thereunder on the part of Lessee without giving Feenix written notice of such uncured default or breach and such default or breach shall remain uncured after Lessor shall have afforded Feenix a period in which to cure such default or breach which is (A) in the case of default in the payment of Rental or other Monetary Obligation, the later of (i) five (5) business days after the expiration of the cure period set forth in the Lease, and (ii) ten (10) Business Days after Feenix’s receipt of such written notice of default from Lessor, (B) in the case of a non-Monetary Default that Feenix is reasonably capable of curing without obtaining control of the Property, the later of (x) thirty (30) days after expiration of the cure period set forth in the Lease or Disbursement Agreement (as applicable), and (y) one hundred twenty (120) days after Feenix’s receipt of such written notice of default from Lessor, and (C) in the case of any other non-Monetary Default, or a Personal Default (defined below), provided Feenix institutes a foreclosure proceeding during the cure period in clause (B) above, and, upon completing such foreclosure proceeding, then Feenix (or the applicable Feenix Party) shall have such period of time as is reasonably necessary thereafter to complete such cure with the exercise of reasonable, diligent efforts. The term “Personal Default” means any non-Monetary Default of any predecessor lessee that is not reasonably susceptible of cure by Feenix (or the applicable Feenix Party), including (to the extent, if any, that any of the following may actually constitute a default under the Lease), a bankruptcy proceeding affecting such predecessor lessee or any other Person; a prohibited transfer; failure to deliver financial information within Lessee’s control; and any other non-Monetary Default that by its nature relates only to, or can reasonably be performed only by, Lessee or its Affiliates.

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(b) In the event of a termination of the Lease prior to the expiration of the term thereof (including, without limitation, by reason of any termination of the Lease by Lessee or its trustee pursuant to Section 365 (h) of the Federal Bankruptcy Code, 11 U.S.C. Sections 101, et seq., as amended), Lessor shall use commercially reasonable efforts to send Feenix written notice of such termination (“Lessor Notice”) together with a statement of any and all sums which would be due under the Lease as of the date of notice (but for the termination of the Lease) and a description of any and all events of default under the Lease; provided, however, that Lessor’s failure to send such written notice shall not constitute a breach or default by Lessor hereunder but instead will only delay commencement of Feenix’s cure rights granted hereunder. Within forty-five (45) days from its receipt of the Lessor Notice, Feenix shall have the option to obtain a new lease for the Premises (the “New Lease”) by providing Lessor with written notice of its desire to exercise such option and to cure all defaults which are (i) capable of being cured by Feenix (i.e. are not defaults that are not Personal Defaults) and (ii) either (A) curable by the payment of money or (B) reasonably capable of being cured by Feenix in such forty-five (45) day period. Upon Lessor’s receipt of such notice, Lessor shall enter into a New Lease for the Premises with Feenix, which shall be in the same form as the Lease (including, for the avoidance of doubt, Articles XVIII and XIX of the Lease), shall commence as of the date of the termination of the Lease, be effective for the remainder of the term of the Lease, contain all of the terms and conditions that were set forth in the Lease including, but not limited to, those pertaining to rental payments and options to renew the term of the Lease, and have the same level of priority in respect of the Lease, Lessor’s fee estate in the Premises, any Mortgages, and any other encumbrances upon the Premises or any part thereof.

4. Recognition. If Feenix, a Feenix Party or a Qualified Operator (each, a “Successor Lessee”) shall acquire the Ownership Interests, or become an assignee of the Lease, or shall obtain a New Lease, then: (1) Lessor shall recognize such Successor Lessee as the lessee under the Lease or the New Lease, as applicable; (2) all Personal Defaults of the predecessor lessee(s) shall no longer be deemed defaults; and (3) all obligations that, if breached, would constitute a Personal Default as to predecessor lessee(s), but not as to the Successor Lessee shall be deemed to have been removed and deleted from the Lease or the New Lease, as applicable. The preceding clauses “(2)” and “(3)” shall not limit Lessor’s rights and remedies against any former lessee in such former lessee’s personal capacity (i.e., not as Lessee under the Lease), to the extent that such former lessee may have any personal liability but in no event shall Lessor have any right to exercise any rights and remedies under the Lease or a New Lease against a Successor Lessee on account thereof.

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5. Subordination.

(a) Upon receipt of written notice (a “Default Notice”) from Lessor to Feenix that Lessee has failed to pay to Lessor any Base Monthly Rental amounts owed by Lessee under the Lease (in each case after expiration of any applicable notice and cure period applicable pursuant to the Lease), and provided Feenix does not cure the default so noticed as provided under this Agreement, Feenix hereby agrees that while such defaults identified in the Default Notice continue to exist, Feenix shall not accept any payments directly from Lessee in connection with the Credit Facility, other than payments from the Feenix Interest Reserve Account (as defined in the Loan Agreement) provided that, to the extent any payment to Feenix by the Lessee is restricted by this Section 5(a), such payment shall accrue and Lessee may pay to Feenix, and Feenix may receive and accept from Lessee, such payment at such time as such restriction is no longer in effect; provided further that, notwithstanding the foregoing, the Lessee may make payments-in-kind with respect to the Credit Facility, from time to time, in accordance with the terms of the Loan Agreement In the event Feenix receives any payments directly from Lessee after delivery to Feenix of a Default Notice and prior to such time as the defaults identified in the Default Notice have been cured, Feenix agrees that such payments shall be received and held by Feenix in trust for Lessor, and such amounts shall be promptly delivered to Lessor upon delivery of written instructions from Lessor.

(b) Except as expressly set forth in Section 5 (a) above, Feenix shall be subject to no other restrictions with respect to Lessee. For the avoidance of doubt, Section 5(a) above shall solely restrict payments made to Feenix directly by the Lessee and shall in no manner restrict payments made to Feenix by any parent or sister company or other Affiliate of the Lessee. Nothing herein shall in any way prohibit, impair, impact or otherwise affect the ability of Feenix to (a) collect amounts payable to Feenix in connection with the Credit Facility, except as expressly set forth in Section 5(a) above; (b) modify, renew, extend or in any other way alter the obligations of Lessee in connection with the Credit Facility; (c) declare an event of default with respect to the Credit Facility; or (d) to enforce its rights to, or take any action with respect to, any collateral securing the Credit Facility or otherwise.

(c) In the event Lessor becomes insolvent and unable to complete the funding obligations pursuant to the terms of the Disbursement Agreement, the foregoing subordination set forth in Section 5(a) above shall be null and void and of no further force and effect.

6. Construction Deposit Account. The Loan Agreement includes an obligation that Feenix fund a construction deposit account with loan proceeds in the amount of $3,000,000 to satisfy the initial portion of Lessee’s Initial Funding (as defined in the Disbursement Agreement)(the “Construction Deposit Account”). Upon Lessee’s request for disbursements from the Construction Deposit Account, Feenix shall provide notice to Lessor at the address below upon disbursement of such funds to Lessee.

7. Notices. All notices, requests, demands, and other communications under this Consent shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Lessee:	Altitude Hospitality LLC 4500 SE Pine Valley Street Port Saint Lucie, FL 34952 Attn: Gregory C. Breunich, CEO Telephone: 941-730-9547 Email: GBreunich@clubmedacademies.com

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If to Feenix:	FVP Servicing, LLC 1201 Broadway, 7th Floor New York, NY 10001 Attn: Keith Lee / Tom Betts Telephone: 646.902.6645 E-mail: klee@feenixpartners.com and tbetts@feenixpartners.com

With a copy to (which shall not constitute notice):	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Attention: Matt Gautier Email: mbgautier@mintz.com

If to Lessor:	STORE Capital Acquisitions, LLC 8377 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Asset Management Email: customerservice@storecapital.com

With a copy to:

Kutak Rock LLP

1801 California Street, Suite 3000

Denver, CO 80202

Attention: Kelly G. Reynoldson, Esq. and Nathan P. Humphrey, Esq.

Email: kelly.reynoldson@kutakrock.com; and nathan.humphrey@kutakrock.com

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

A failure by Lessor to give Feenix any notice required under this Consent shall not constitute a default by Lessor hereunder nor affect the validity of any notice of default or termination from Lessor to Lessee, but instead will only delay commencement of Feenix’s cure rights granted hereunder.

8. Modifications. This Consent may only be modified by a written document signed by all of the parties hereto.

9. Assignment. Feenix shall not assign this Consent or any rights hereunder without the prior written consent of Lessor.

10. Termination. This Consent shall automatically terminate and be of no further force or effect upon the indefeasible repayment of the Credit Facility, as the same may be amended, modified, or supplemented with or without notice to Lessor.

11. Authority. The undersigned hereby certify that they are authorized to sign this Consent and that all actions necessary to authorize the execution to this Consent by the undersigned have been taken, including if necessary, appropriate resolutions or approvals by the board of directors, shareholders, partners, or members, as required.

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12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Agreement via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Agreement for all purposes.

13. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Agreement, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled.

14. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Agreement shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

15. Choice of Law. This Agreement shall be governed by, and construed with, the Laws of the State of Florida, without giving effect to any state’s conflict of Laws principles.

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WHEREFORE, the parties hereto have executed this Consent Agreement as of the day and date first above written.

LESSOR:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/S/ Carla Thoman

Name:	Carla Thoman

Its:	Vice President

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WHEREFORE, the parties hereto have executed this Consent Agreement as of the day and date first above written.

FEENIX:

FVP SERVICING, LLC, a Delaware limited liability company

By:	/s/Keith Lee

Printed Name:	Keith Lee

Title:	Manager

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ACKNOWLEDGED BY:

LESSEE:

ALTITUDE HOSPITALITY LLC, a Florida limited liability company

By:	/s/Gregory C. Breunich

Printed Name:	Gregory C. Breunich

Title:	Manager

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EXHIBIT A

PROPERTY

Street Address: 4500 SE Pine Valley Street, Port St. Lucie, Florida 34952

Legal Description:

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